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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Accuride Corporation on Form S-1 of our report (relating to the financial statements of Transportation Technologies Industries, Inc.) dated April 19, 2004, July 6, 2004, as to Notes 8 and 23 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting method for goodwill and certain identifiable intangible assets as of January 1, 2002), appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the references to us under the "Selected Historical Consolidated Financial Data and Other Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

January 10, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM